Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of September 29, 2009 (the “Amendment”) is entered into among Spark Networks Limited, a company organized under the laws of England and Wales (the “Borrower”), Sparks Networks, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors, the Lenders party hereto and Bank of America, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Parent, the Lenders and Bank of America, N.A., as Administrative Agent entered into that certain Credit Agreement dated as of February 14, 2008 (as amended and modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower and the Parent have requested that the Lenders amend the Credit Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) The definition of “Aggregate Commitments” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Aggregate Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Commitments in effect on the First Amendment Effective Date is TWENTY-FIVE MILLION DOLLARS ($25,000,000).

(b) The pricing grid in the definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate + Letter of Credit Fees	Base Rate +
I	<1.00 to 1.00	0.250%	1.75%	0.75%

II	<1.50 to 1.00 but ≥ 1.00 to 1.00	0.250%	2.00%	1.00%

III	≥ 1.50 to 1.00	0.375%	2.50%	1.50%

(c) The definition of “Restricted Payments” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

(d) The following definitions of “Assumed Amortization”, “CMLTD”, “Consolidated Cash Taxes”, “Consolidated Fixed Charge Coverage Ratio”, “Consolidated Fixed Charges” and “First Amendment Effective Date” are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Assumed Amortization” means, as of any date of determination, the result obtained by multiplying the sum of the Outstanding Amount of Committed Loans plus the Outstanding Amount of L/C Obligations plus the Outstanding Amount of Swing Line Loans as of such date by 12.5%.

“CMLTD” means scheduled maturities of long-term Indebtedness (including Capital Leases) of the Parent and its Subsidiaries arising for the 12 months following the date of determination, as determined in accordance with GAAP. CMLTD shall not include any balances related to Borrowings under this Agreement.

“Consolidated Cash Taxes” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the aggregate of all federal, state and local income taxes paid in cash (or otherwise satisfied or offset by a refund or overpayment in excess of $300,000 related to a prior period) during such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Adjusted EBITDA for the period of the four consecutive fiscal quarters most recently ended less (ii) Consolidated Cash Taxes for such period less (iii) capital expenditures, as determined in accordance with GAAP, made by the Parent, the Borrower or any of their respective Subsidiaries during such period less (iv) earn-out payments in connection with the acquisition of assets made in cash or Cash Equivalents during such period to the extent not deducted in calculating Consolidated Net Income to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Interest Charges for the period of the four consecutive fiscal quarters most recently ended plus (b) CMLTD plus (c) the amount of redemptions/repurchases of Equity Interests by the Parent pursuant to Section 7.06(e) during the period of the four consecutive fiscal quarters most recently ended plus (d) Assumed Amortization.

“First Amendment Effective Date” means September 29, 2009.

(e) Section 7.12 of the Credit Agreement is hereby amended to read as follows:

7.12 Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Parent ending on the last day of each fiscal quarter set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through December 31, 2009	2.00 to 1.00

March 31, 2010 and each fiscal quarter thereafter	1.50 to 1.00

(b) Minimum Consolidated Adjusted EBITDA. Permit the Consolidated Adjusted EBITDA for each period of four consecutive fiscal quarters of the Parent ending on the last day of each fiscal quarter set forth below to be less than the corresponding amount set forth below:

Four Fiscal Quarters Ending	Minimum Consolidated Adjusted EBITDA
Closing Date through September 30, 2008	$12,000,000

December 31, 2008 through June 30, 2009	$13,000,000

September 30, 2009 through December 31, 2009	$9,000,000

March 31, 2010 and each fiscal quarter ending thereafter	$8,000,000

(c) Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for each period of four consecutive fiscal quarters of the Parent ending on the last day of each fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio
First Amendment Effective Date through September 30, 2009	1.25 to 1.00

December 31, 2009 and each fiscal quarter thereafter	1.50 to 1.00

(f) Schedule 2.01 to the Credit Agreement is hereby amended to read as provided on Schedule 2.01 attached hereto.

2. Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Guarantors, the Required Lenders and the Administrative Agent.

(b) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attaching resolutions of each Loan Party approving and adopting this Amendment and authorizing the execution and delivery of this Amendment and any documents, agreements or certificates related thereto and certifying that such resolutions have not been amended, supplemented or otherwise modified and remain in full force and effect as of the First Amendment Effective Date.

(c) The Administrative Agent shall have received (i) for the account of each Lender executing this Amendment, a fee of $15,000 and (ii) any other reasonable fees and expenses owing to the Administrative Agent, the Lenders or BAS.

3. Reaffirmation of Credit Agreement. The Credit Agreement and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Amendment is a Loan Document.

4. Reaffirmation of Guaranties. Each Guarantor hereby (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents to which it is a party and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Guarantor’s obligations under the Loan Documents to which it is a party.

5. Reaffirmation of Security Interests. Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.

6. Representations and Warranties/No Default.

(a) By its execution hereof, each Loan Party hereby certifies that after giving effect to this Amendment:

(i) each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the date hereof as if fully set forth herein, except:

(A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(B) the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(C) that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof (subject to clause (A) above); and

(ii) no Default or Event of Default has occurred and is continuing as of the date hereof or would result after giving effect to the transactions contemplated hereunder.

(b) By its execution hereof, each Loan Party hereby represents and warrants that such Person has all requisite power and authority and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Amendment and each other document executed in connection herewith to which it is a party in accordance with their respective terms.

(c) This Amendment and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of each Loan Party, and each such document constitutes the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.

7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other secured electronic format (.pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SPARK NETWORKS LIMITED, as Borrower

By:	/s/ Brett A. Zane

Name:	Brett A. Zane
Title:	Chief Financial Officer

SPARK NETWORKS, INC., as Parent

By:	/s/ Brett A. Zane

Name:	Brett A. Zane
Title:	Chief Financial Officer

MINGLEMATCH, INC., as Subsidiary Guarantor

By:	/s/ Brett A. Zane

Name:	Brett A. Zane
Title:	Treasurer

HURRYDATE, LLC, as Subsidiary Guarantor By: SPARK NETWORKS LIMITED, its Sole Member

By:	/s/ Brett A. Zane

Name:	Brett A. Zane
Title:	Chief Financial Officer

SN EVENTS, INC., as Subsidiary Guarantor

By:	/s/ Brett A. Zane

Name:	Brett A. Zane
Title:	Chief Financial Officer

KIZMEET, INC., as Subsidiary Guarantor

By:	/s/ Brett A. Zane

Name:	Brett A. Zane
Title:	Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Julie Yamauchi

Name:	Julie Yamauchi
Title:	Senior Vice President

LENDERS:	BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Julie Yamauchi

Name:	Julie Yamauchi
Title:	Senior Vice President

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage of Revolving Commitment
Bank of America, N.A.	$25,000,000	100.000000000%

TOTAL	$25,000,000	100.000000000%